Exhibit 2.2

SUBSCRIPTION AGREEMENT

June 7, 2013

Talon OP, L.P.

5500 Wayzata Blvd Suite 1070

Minneapolis, MN 55416

Re:

Partnership Units

Ladies and Gentlemen:

The undersigned hereby subscribes for, and agrees to purchase, 1 partnership unit in Talon OP, L.P., a Minnesota limited partnership (the “Company”), representing an aggregate capital commitment to the Company of 0.01 Dollars ($0.01) (the “Units”).

In connection with the acquisition of the Units, the undersigned hereby represents and warrants to the Company, and agrees with the Company as follows:

1.

The undersigned understands that the Units, and other Company interests, have not been registered under the Securities Act of 1933, as amended (the “Act”), or with any applicable state securities laws (together with the Act, the “Securities Laws”), but are offered pursuant to exemptions from registration under the Securities Laws.

2.

The Units are being purchased by the undersigned in his name solely for his own beneficial interest and not as nominee for, on behalf of, for the beneficial interest of, or with the intention to transfer to, any other person, trust, or other entity.  The undersigned is purchasing the Units for long-term investment and no other person, trust or entity shall have any interest, beneficial or otherwise, in the Units.

3.

The undersigned understands that the Units (a) must be held for an indefinite period, (b) have not been registered under the Securities Laws on the basis that no distribution of the Units requiring such registration is to be effected by the undersigned, (c) are being issued in a transaction that does not involve any public offering within the meaning of the Securities Laws, and (d) shall be subject to the Limited Partnership Agreement of the Company, dated as of June 3, 2013, among the Company and the Partners named therein (the “LP Agreement”).  The undersigned understands that the Company is relying in part on the representations in this Subscription Agreement for purposes of claiming an exemption from the registration requirements of applicable Securities Laws and that the basis for such exemptions may not be present if, notwithstanding representations herein, the undersigned is acquiring the Units for resale or other distribution.

4.

The undersigned is aware of the restrictions on resale or transfer of the LP Interest, or any interest therein, under applicable Securities Laws.  The undersigned understands and agrees that the Units shall be “restricted securities” as the term is defined in Rule 144 under the Act and, accordingly, that the Units must be held indefinitely unless it is subsequently registered under applicable Securities Laws or an exemption from such registration requirements is available.

5.

The undersigned may not encumber, pledge, hypothecate, sell, assign, transfer or otherwise dispose of, or receive any consideration for the Units unless and until, prior to any proposed encumbrance, pledge, hypothecation, sale, assignment, transfer or other disposition, the undersigned shall have complied with applicable laws and the requirements set forth in the LP Agreement.

6.

The undersigned understands that in making an investment decision, the undersigned must rely on his own examination of the Company, including the merits and risks involved.  The purchase of the Units has not been recommended by any federal or state securities commission or regulatory authority.  Furthermore, the undersigned understands that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any statement herein.

7.

The undersigned is an “accredited investor” as such term is defined in Rule 501 of the Act.

[Signature Page to Follow]

Very truly yours,

/s/ MG Kaminski

MG Kaminski

Address:
PO Box 232
Wayzata, MN 55391

ACCEPTED AND APPROVED:

Talon OP, L.P.
By:	Guide Holdings, Inc.
Its General Partner

By:	/s/ Kim McReynolds

Name:	Kim McReynolds

Title:	President

Signature Page of Talon OP, L.P. Subscription Agreement (MG)